024 Putnam OTC And Emerging Growth Fund attachment
7/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A		182,634
Class B		72,462
Class C		4,340

74U2	(000s omitted)

Class M		38,182
Class Y		43,521

74V1

Class A		$6.13
Class B		$5.51
Class C		$5.94

74V2

Class M		$5.78
Class Y		$6.29